EXHIBIT 99.1
                                                                    ------------

INT MEDIA GROUP CLOSES ACQUISITION OF THE ASSETS OF JUPITER RESEARCH AND EVENTS BUSINESSES FROM JUPITER MEDIA METRIX

(New York, NY - August 1, 2002) - INT Media Group, Incorporated (Nasdaq: INTM) today announced the closing of the acquisition of the assets of the Jupiter Research and Events businesses from Jupiter Media Metrix, Inc. (Nasdaq: JMXI) for $250,000 and the assumption of certain liabilities.

"The acquisition of the Jupiter Research and Events businesses provides us with an outstanding opportunity to further expand and diversify our revenue sources. We envision tremendous marketing synergies among the Jupiter properties and our internet.com and EarthWeb.com Network with over 20 million unique business users," stated INT Media Group's Chairman and CEO Alan M. Meckler. "We are preparing to change our name from INT Media Group, Incorporated to Jupitermedia Corporation, which further emphasizes the importance of the Jupiter brand," added Meckler.

Jupiter Research, founded in 1986, is a leading international research organization specializing in business and technology market research in 17 business areas and 9 vertical markets. Jupiter Research analysts are widely quoted in the trade and financial press and Jupiter Events are well known for attracting industry leaders and professional attendees.

About INT Media Group

INT Media Group (Nasdaq: INTM), (www.intmediagroup.com) headquartered in Darien, CT, is a leading provider of global real-time news, information and media resources for Internet industry and information technology professionals, Web developers and experienced Internet users. INT Media Group includes the internet.com and EarthWeb.com Network of over 150 Web sites and 200 e-mail newsletters that generate over 225 million page views monthly. INT Media Group also includes Jupiter Research, a leading international research organization specializing in business and technology market research in 17 business areas and 9 vertical markets. In addition, INT Media Group and Jupiter Events include nearly 40 offline conferences and trade shows on Internet and IT-specific topics that are aligned with our Network of Web sites and e-mail newsletters.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which INT Media Group competes; the unpredictability of INT Media Group's future revenues (including those resulting from online advertising on INT Media Group's Network of Web sites and related Internet media properties), expenses, cash flows and stock price; INT Media Group's ability to integrate acquired businesses, products and personnel into its existing businesses; INT Media Group's investments in international and venture fund investments; any material change in INT Media Group's intellectual property rights and continued growth and acceptance of the Internet and information technology. For a more detailed discussion of such risks and uncertainties, refer to INT Media Group's reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and INT Media Group assumes no obligation to update the forward-looking statements after the date hereof.